Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333- 195887

Pricing Term Sheet

Dated May 15, 2014

$1,000,000,000

CareFusion Corporation

$300,000,000 1.450% Notes due 2017
$400,000,000 3.875% Notes due 2024
$300,000,000 4.875% Notes due 2044

Issuer:	CareFusion Corporation

Expected Ratings*

S&P:	BBB
Moody’s:	Baa3
Fitch:	BBB

Trade Date:	May 15, 2014

Settlement Date:	May 22, 2014 (T+5)

Joint Book-Running Managers:

Barclays Capital Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley & Co. LLC, Deutsche Bank Securities Inc., Mitsubishi UFJ Securities (USA), Inc with respect to the 2017 Notes

Barclays Capital Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley & Co. LLC, HSBC Securities (USA) Inc., U.S. Bancorp Investments, Inc. with respect to the 2024 Notes

Barclays Capital Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley & Co. LLC, Deutsche Bank Securities Inc., Mitsubishi UFJ Securities (USA), Inc with respect to the 2044 Notes

Co-Managers:

HSBC Securities (USA) Inc, U.S. Bancorp Investments, Inc., Banca IMI S.p.A. and UBS Securities LLC with respect to the 2017 Notes

Deutsche Bank Securities Inc., Mitsubishi UFJ Securities (USA), Inc., Banca IMI S.p.A. and UBS Securities LLC with respect to the 2024 Notes

HSBC Securities (USA) Inc, U.S. Bancorp Investments, Inc., Banca IMI S.p.A. and UBS Securities LLC with respect to the 2044 Notes

1.450% Notes due 2017

Principal Amount:	$300,000,000

Title of Securities:	1.450% Notes due 2017

Final Maturity Date:	May 15, 2017

Issue Price:	99.861% of face amount

Benchmark Treasury:	0.875% due May, 2017

Benchmark Treasury Price and Yield:	100-07 1⁄4 ; 0.798%

Spread to Benchmark Treasury:	+70 basis points

Yield to Maturity:	1.498%

Interest Rate:	1.450%

Interest Payment Dates:	May 15 and November 15 of each year, commencing November 15, 2014

Optional Redemption Provision:	Make-whole call at any time at the greater of 100% of the principal amount of the notes being redeemed or discounted present value thereof at the treasury rate plus 10 basis points; plus, in each case, accrued and unpaid interest to the date of redemption.

CUSIP:	14170T AL5

ISIN:	US14170TAL52

3.875% Notes due 2024

Principal Amount:	$400,000,000

Title of Securities:	3.875% Notes due 2024

Final Maturity Date:	May 15, 2024

Issue Price:	99.837% of face amount

Benchmark Treasury:	2.500% due May, 2024

Benchmark Treasury Price and Yield:	100-01+; 2.495%

Spread to Benchmark Treasury:	+140 basis points

Yield to Maturity:	3.895%

Interest Rate:	3.875%

Interest Payment Dates:	May 15 and November 15 of each year, commencing November 15, 2014

Optional Redemption Provision:	Prior to February 15, 2024 (three months prior to their maturity date), make-whole call at any time at the greater of 100% of the principal amount of the notes being redeemed or discounted present value thereof at the treasury rate plus 25 basis points; on and after February 15, 2024 at 100% of the principal amount of the notes being redeemed; plus, in each case, accrued and unpaid interest to the date of redemption.

CUSIP:	14170T AM3

ISIN:	US14170TAM36

4.875% Notes due 2044

Principal Amount:	$300,000,000

Title of Securities:	4.875% Notes due 2044

Final Maturity Date:	May 15, 2044

Issue Price:	99.315% of face amount

Benchmark Treasury:	3.625% due February, 2044

Benchmark Treasury Price and Yield:	105-24; 3.319%

Spread to Benchmark Treasury:	+160 basis points

Yield to Maturity:	4.919%

Interest Rate:	4.875%

Interest Payment Dates:	May 15 and November 15 of each year, commencing November 15, 2014

Optional Redemption Provision:	Prior to November 15, 2043 (six months prior to their maturity date), make-whole call at any time at the greater of 100% of the principal amount of the notes being redeemed or discounted present value thereof at the treasury rate plus 25 basis points; on and after November 15, 2043 at 100% of the principal amount of the notes being redeemed; plus, in each case, accrued and unpaid interest to the date of redemption.

CUSIP:	14170T AK7

ISIN:	US14170TAK79

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “Commission”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the Commission’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 888-603-5847 or J.P. Morgan Securities LLC at 212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.